Exhibit 10.3

SCHEDULE 1.1

As used in the Agreement, the following terms shall have the following definitions:

“Account” means an account as that term is defined in the Code and in the case of Mondel, in the PPSA.

“Account Debtor” means any Person who is obligated on an Account, chattel paper, or a general intangible.

“ACH Transactions” means any cash management or related services (including the Automated Clearing House processing of electronic fund transfers through the direct Federal Reserve Fedline system) provided by a Bank Product Provider for the account of Administrative Borrower or its Subsidiaries.

“Administrative Borrower” has the meaning specified therefor in Section 16.9.

“Advances” has the meaning specified therefor in Section 2.1(a).

“Affiliate” means, as applied to any Person, any other Person who controls, is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of Stock, by contract, or otherwise; provided, however, that, for purposes of the definition of Eligible Accounts and Section 6.13 hereof:  (a) any Person which owns directly or indirectly 10% or more of the Stock having ordinary voting power for the election of directors or other members of the governing body of a Person or 10% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed an Affiliate of such Person, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person, and (c) each partnership or joint venture in which a Person is a partner or joint venturer shall be deemed an Affiliate of such Person.  Notwithstanding anything herein to the contrary, in no event shall any Agent or any Lender be considered an “Affiliate” of any Borrower or any Guarantor.

“After Acquired Property” means any fee interest in Real Property acquired by the Parent or any of its Subsidiaries after the date hereof.

“Agent” has the meaning specified therefor in the preamble to the Agreement.

“Agent-Related Persons” means Agent, together with its Affiliates, officers, directors, employees, attorneys, and agents.

“Agent’s Account” means the Deposit Account of Agent identified on Schedule A-1.

“Agent’s Liens” means the Liens granted by Borrowers and/or any of their respective Subsidiaries to Agent under the Loan Documents.

“Agreement” means the Credit Agreement to which this Schedule 1.1 is attached.

“Applicable Corporate Overhead Amount” means (a) with respect to any measurement period ending on or before June 30, 2006, $500,000, and (b) with respect to any measurement period ending after June 30, 2006, $1,500,000.

“Applicable Laws” means, with respect to any Person, those Laws that apply to such Person or its business, undertakings, property or securities.

“Assignee” has the meaning specified therefor in Section 13.1(a).

“Assignment and Acceptance” means an Assignment and Acceptance Agreement substantially in the form of Exhibit A-1.

“Authorized Person” means any officer or employee of Administrative Borrower.

“Availability” means, as of any date of determination, the amount that Borrowers are entitled to borrow as Advances hereunder (after giving effect to all then outstanding Obligations (other than Bank Product Obligations) and all sublimits and reserves then applicable hereunder).

“Availability Block” means, as of any date of determination: the sum of: (a) (i) prior to Borrowers’ receipt of cash proceeds of the Second Lien Indebtedness in an aggregate amount of not less than $18,000,000, an amount equal to $4,600,000 and (ii) upon and after Borrowers’ receipt of cash proceeds of the Second Lien Indebtedness in an aggregate amount of not less than $18,000,000, an amount equal to $0; plus (b) (i) prior to the consummation of the Magnetek ADS Sale, an amount equal to $0 and (ii) upon and at all times after the consummation of the Magnetek ADS Sale, an amount equal to $2,000,000.

“Bank Product” means any financial accommodation extended to Administrative Borrower or its Subsidiaries by a Bank Product Provider (other than pursuant to the Agreement) including:  (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH Transactions, (f) cash management, including controlled disbursement, accounts or services, or (g) transactions under Hedge Agreements.

“Bank Product Agreements” means those agreements entered into from time to time by Administrative Borrower or its Subsidiaries with a Bank Product Provider in connection with the obtaining of any of the Bank Products.

“Bank Product Obligations” means all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by Administrative Borrower or its Subsidiaries to any Bank Product Provider pursuant to or evidenced by the Bank Product Agreements and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all such amounts that Administrative Borrower or its Subsidiaries are obligated to reimburse to Agent or any member of the Lender Group as a result of Agent or such member of the Lender Group purchasing participations from, or executing indemnities or reimbursement obligations to, a Bank Product Provider with respect to the Bank Products provided by such Bank Product Provider to Administrative Borrower or its Subsidiaries.

“Bank Product Provider” means Wells Fargo or any of its Affiliates.

“Bank Product Reserve” means, as of any date of determination, the lesser of (a) $3,000,000, and (b) the amount of reserves that Agent has established (based upon the Bank Product Providers’ reasonable determination of the credit exposure of Administrative Borrower and its Subsidiaries in respect of Bank Products) in respect of Bank Products then provided or outstanding; provided, that in order to qualify as Bank Product Reserves such reserves must be established on or prior to the time that the Bank Product Provider first provides the applicable Bank Product.

“Bankruptcy Code” means Title 11 of the United States Code, together with any bankruptcy or insolvency laws of Canada, to the extent they apply to Mondel, including without limitation, the Bankruptcy and Insolvency Act (Canada) and the Companies’ Creditors Arrangement Act (Canada).

“Base LIBOR Rate” means the rate per annum, determined by Agent in accordance with its customary procedures, and utilizing such electronic or other quotation sources as it considers appropriate (rounded upwards, if necessary, to the next 1/100%), to be the rate at which Dollar deposits (for delivery on the first day of the requested Interest Period) are offered to major banks in the London interbank market 2 Business Days prior to the commencement of the requested Interest Period, for a term and in an amount comparable to the Interest Period and the amount of the LIBOR Rate Loan requested (whether as an initial LIBOR Rate Loan or as a continuation of a LIBOR Rate Loan or as a conversion of a Base Rate Loan to a LIBOR Rate Loan) by Administrative Borrower in accordance with the Agreement, which determination shall be conclusive in the absence of manifest error.

“Base Rate” means, the rate of interest announced, from time to time, within Wells Fargo at its principal office in San Francisco as its “prime rate,” with the understanding that the “prime rate” is one of Wells Fargo’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate; provided, however, for purposes of this Agreement only, the Base Rate shall at no time be less than 5.50%.

“Base Rate Loan” means the portion of the Advances that bears interest at a rate determined by reference to the Base Rate.

“Base Rate Margin” means 2.50 percentage points.

“Benefit Plan” means a “defined benefit plan” (as defined in Section 3(35) of ERISA) for which any Borrower, any Guarantor or any Subsidiary or ERISA Affiliate of any Borrower or any Guarantor has been an “employer” (as defined in Section 3(5) of ERISA) within the past six years, and any equivalent Canadian Employee Benefits Legislation.

“Board of Directors” means the board of directors (or comparable managers) of Parent or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers).

“Borrower” and “Borrowers” have the respective meanings specified therefor in the preamble to the Agreement.

“Borrowing” means a borrowing hereunder consisting of Advances made on the same day by the Lenders (or Agent on behalf thereof), or by Swing Lender in the case of a Swing Loan, or by Agent in the case of a Protective Advance.

“Borrowing Base” means, as of any date of determination, the result of:

(a)                                  85% of the amount of Eligible Accounts, less the amount, if any, of the Dilution Reserve, plus

(b)                                 the lowest of:

(i)                                     $5,000,000,

(ii)                                  the sum of (A) 50% of the value (calculated at the lower of cost (on a first-in-first-out basis) or market value) of Eligible Inventory plus (B) 25% of the cost of Eligible Raw Materials Inventory,

(iii)                               85% times the Net Liquidation Percentage times the book value of Borrowers’ Inventory, and

(iv)                              35% of the amount of credit availability created by clause (a) above, minus

(c)                                  the sum of (i) the Bank Product Reserve, (ii) the Prior Claims Reserve and (iii) the aggregate amount of reserves, if any, established by Agent under Section 2.1(b).

“Borrowing Base Certificate” means a certificate in the form of Exhibit B-1.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the state of California, except that, if a determination of a Business Day shall relate to a LIBOR Rate Loan, the term “Business Day” also shall exclude any day on which banks are closed for dealings in Dollar deposits in the London interbank market.

“Canadian Documents” means (a) the Canadian Guaranty, (b) the Canadian Stock Pledge and (c) the Canadian Security Agreement.

“Canadian Dollars” means the lawful currency of Canada.

“Canadian Employee Benefits Legislation” means the Canadian Pension Plan Act (Canada), the Pension Benefits Standards Act (Canada), the Pension Benefits Act (Ontario), the Health Insurance Act (Ontario) and the Employment Standards Act (Ontario) and all similar legislation in any relevant Canadian jurisdiction.

“Canadian Employee Plan” has the meaning specified therefore in Section 4.13(k).

“Canadian Guaranty” means a general continuing guaranty executed and delivered by Mondel in favor of Agent, for the benefit of the Lender Group and the Bank Product Providers, in form and substance satisfactory to Agent.

“Canadian Income Tax Act” means the Income Tax Act (Canada), R.S.C. 1985 c.1 (5th Supp.).

“Canadian Security Agreement” means a security agreement, in form and substance satisfactory to Agent, executed and delivered by Mondel in favor of Agent, for the benefit of the Lenders and the Bank Product Providers, together with all supplements executed in connection therewith.

“Canadian Stock Pledge” means a stock pledge agreement, in form and substance satisfactory to Agent, executed and delivered by Mondel Holding in favor of Agent, for the benefit of the Lenders and the Bank Product Providers, with respect to the Stock of Mondel, together with  all certificates representing the shares of Stock pledged thereunder along with Stock powers with respect thereto endorsed in blank.

“Capital Expenditures” means, with respect to any Person for any period, the aggregate of all expenditures by such Person and its Subsidiaries during such period that are capital expenditures as determined in accordance with GAAP (including capitalized software costs), whether such expenditures are paid in cash or financed.

“Capital Lease” means, with respect to any Person, any lease of real or personal property by such Person as lessee which is required under GAAP to be capitalized on the balance sheet of such Person.

“Capitalized Lease Obligation” means, with respect to any Person, obligations of such Person and its Subsidiaries under Capital Leases, and, for purposes hereof, the amount of any such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States Government or Canada or issued by any agency or instrumentality thereof and backed by the full faith and credit of the United States or constituting a charge on or being payable from the Canadian Consolidated Revenue Fund, in each case, maturing within six months from the date of acquisition thereof; (b) commercial paper, maturing not more than 270 days after the date of issue rated P-1 by  Moody’s Investors Service, Inc. (“Moody’s”) or A-1 by Standard & Poor’s Rating Group (“S&P”) or any equivalent rating agency in Canada; (c) certificates of deposit maturing not more than 270 days after the date of issue, issued by commercial banking institutions or a Canadian chartered bank and money market or demand deposit accounts maintained at commercial banking institutions or a Canadian chartered bank, each of which is a member of the Federal Reserve System in the case of commercial banking institutions and has a combined capital and surplus and undivided profits of not less than $500,000,000; (d) repurchase agreements having maturities of not more than 90 days from the date of acquisition which are entered into with banks included in the commercial banking institutions described in clause (c) above or a Canadian chartered bank and which are secured by marketable direct obligations of the United States government or the government of Canada or any agency thereof, (e) money market accounts maintained with mutual funds having assets in excess of $2,500,000,000; and (f) tax exempt securities rated A or better by Moody’s or A+ or better by S& P.

“Cash Management Account” has the meaning specified therefor in Section 2.7(a).

“Cash Management Agreements” means those certain cash management agreements, in form and substance satisfactory to Agent, each of which is among Administrative Borrower, Mondel or one of their respective Subsidiaries, Agent, Second Lien Agent and one of the Cash Management Banks.

“Cash Management Bank” has the meaning specified therefor in Section 2.7(a).

“Change of Control” means that (a) any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act) becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 30%, or more, of the Stock of Parent having the right to vote for the election of members of the Board of Directors, (b) a majority of the members of the Board of Directors do not constitute Continuing Directors, (c) except with respect to Magnetek ADS in connection with the Magnetek ADS Sale, Parent or any Borrower fails to own and control, directly or indirectly, 100% of the Stock of each Person that is a Subsidiary of Parent or any Borrower as of the Closing Date or (d) (i) Parent consolidates with or merges into another entity or conveys, transfers or leases all or substantially all of its property and assets to any Person, or (ii) any entity consolidates with or merges into Parent, which in either event (i) or (ii) is pursuant to a transaction in which the outstanding voting Stock of Parent is reclassified or changed into or exchanged for cash, securities or other property, other than any such transaction in which the owners of Stock of Parent immediately beforehand have a beneficial ownership in the aggregate of at least 50.1% of the aggregate voting power of all Stock of the resulting, surviving or transferee entity.

“Closing Date” means the date of the making of the initial Advance (or other extension of credit) hereunder or the date on which Agent sends Administrative Borrower a written notice that each of the conditions precedent set forth in Section 3.1 either have been satisfied or have been waived.

“Code” means the New York Uniform Commercial Code.

“Collateral” means all assets and interests in assets and proceeds thereof now owned or hereafter acquired by Administrative Borrower or its Subsidiaries in or upon which a Lien is granted under any of the Loan Documents.

“Collateral Access Agreement” means a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in Administrative Borrower’s, Mondel’s or their respective Subsidiaries’ books and records, Equipment or Inventory, in each case, in form and substance satisfactory to Agent.

“Collections” means all cash, checks, notes, instruments, and other items of payment (including, without limitation, proceeds of Extraordinary Receipts and proceeds of the Magnetek ADS Sale or any other Disposition Involving Accounts or Inventory).

“Commitment” means, with respect to each Lender, its Commitment, and, with respect to all Lenders, the aggregate of the Commitments of each Lender, in each case as such Dollar amounts are set forth on Schedule C-1 or in the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder, as such amounts may be reduced or increased from time to time pursuant to the terms of this Agreement and assignments made in accordance with the provisions of Section 13.1.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C-1 delivered by the chief financial officer of Parent to Agent.

“Consolidated EBITDA” means, with respect to Parent for any period, the Consolidated Net Income of Parent and its Subsidiaries for such period, plus (i) without duplication, the sum of the following amounts of Parent and its Subsidiaries for such period and to the extent deducted in determining Consolidated Net Income of Parent and its Subsidiaries for such period:  (A) Consolidated Net Interest Expense, (B) net income tax expense, (C) depreciation expense and (D) amortization expense.

“Consolidated Funded Indebtedness” means, with respect to Parent at any date, all Indebtedness for borrowed money of Parent and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, which by its terms matures more than one year after the date of calculation, and any such Indebtedness maturing within one year from such date which is renewable or extendable at the option of Parent or the applicable Subsidiary to a date more than one year from such date, including, in any event, but without duplication, with respect to Parent and its Subsidiaries, the Second Lien Indebtedness, the Obligations, and the amount of their Capitalized Lease Obligations.

“Consolidated Net Income” means, with respect to Parent for any period, the net income (loss) of Parent and its Subsidiaries for such period, determined on a consolidated basis and in accordance with GAAP, but excluding from the determination of Consolidated Net Income (without duplication) (a) any non-cash extraordinary or non-recurring gains or non-cash gains or losses from Dispositions, (b) non-cash restructuring charges, (c) non-cash effects of discontinued operations, (d) cash effects of discontinued operations in an aggregate amount not to exceed $1,500,000, (e) interest that is paid-in-kind, (f) non-cash pension and non-cash stock compensation charges and (f) any tax refunds, net operating losses or other net tax benefits received during such period on account of any prior period.

“Consolidated Net Interest Expense” means, with respect to Parent for any period, gross cash interest expense of Parent and its Subsidiaries for such period determined on a consolidated basis and in accordance with GAAP (including interest expense paid to Affiliates of Parent), less (i) the sum of (A) interest income for such period and (B) gains for such period on Hedge Agreements (to the extent not included in interest income above and to the extent not deducted in the calculation of gross interest expense), plus (ii) the sum of (A) losses for such period on Hedge Agreements (to the extent not included in such gross interest expense) and (B) the upfront costs or fees for such period associated with Hedge Agreements (to the extent not included in such gross interest expense), in each case, determined on a consolidated basis and in accordance with GAAP.

“Contingent Obligation” means, with respect to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including (i) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of a primary obligor, (ii) the obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement, (iii) any obligation of such Person, whether or not contingent, (A) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (B) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (C) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (D) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term “Contingent Obligation” shall not include any product warranties extended in the ordinary course of business.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation with respect to which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

“Continuing Director” means (a) any member of the Board of Directors who was a director (or comparable manager) of Parent on the Closing Date, and (b) any individual who becomes a member of the Board of Directors after the Closing Date if such individual was appointed or nominated for election to the Board of Directors by a majority of the Continuing Directors, but excluding any such individual originally proposed for election in opposition to the Board of Directors in office at the Closing Date in an actual or threatened election contest relating to the election of the directors (or comparable managers) of Parent and whose initial assumption of office resulted from such contest or the settlement thereof.

“Control Agreement” means a control agreement, in form and substance satisfactory to Agent, executed and delivered by the Administrative Borrower, Mondel or one of their respective Subsidiaries, Agent, Second Lien Agent and the applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account).

“Controlled Foreign Corporation” means a “controlled foreign corporation” as defined in the IRC.

“Controlled Group ERISA Affiliates” has the meaning specified therefor in Section 7.12.

“Daily Balance” means, as of any date of determination and with respect to any Obligation, the amount of such Obligation owed at the end of such day.

“Default” means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

“Defaulting Lender” means any Lender that fails to make any Advance (or other extension of credit) that it is required to make hereunder on the date that it is required to do so hereunder.

“Defaulting Lender Rate” means (a) for the first 3 days from and after the date the relevant payment is due, the Base Rate, and (b) thereafter, the interest rate then applicable to Advances that are Base Rate Loans (inclusive of the Base Rate Margin applicable thereto).

“Deposit Account” means any deposit account as that term is defined in the Code and, in the case of Mondel, the PPSA.

“Designated Account” means the Deposit Account of Administrative Borrower identified on Schedule D-1.

“Designated Account Bank” has the meaning specified therefor in Schedule D-1.

“Designated Pension Payment” means the payment in the estimated amount of $3,463,902 that is due and payable on October 15, 2007 in respect of Parent’s and its Subsidiaries’ Benefit Plans.

“Dilution” means, as of any date of determination, a percentage, based upon the experience of the immediately prior 90 consecutive days, that is the result of dividing the Dollar amount of (a) bad debt write-downs, discounts, advertising allowances, credits, or other dilutive items with respect to Borrowers’ Accounts during such period, by (b) Borrowers’ billings with respect to such Accounts during such period.

“Dilution Reserve” means, as of any date of determination, an amount sufficient to reduce the advance rate against Eligible Accounts by 1 percentage point (and/or fraction thereof) for each percentage point (and/or fraction thereof) by which Dilution is in excess of 5.0%.

“Disposition” means any transaction, or series of related transactions, pursuant to which any Person or any of its Subsidiaries sells, assigns, transfers or otherwise disposes of any property or assets (whether now owned or hereafter acquired) to any other Person, in each case, whether or not the consideration therefor consists of cash, securities or other assets owned by the acquiring Person.

“Dollars” or “$” means United States dollars.

“Domestic EBITDA” means, for any period, the Domestic Net Income for such period, plus (i) without duplication, the sum of the following amounts of the Borrowers and the Guarantors for such period and to the extent deducted in determining Domestic Net Income of the Borrowers and the Guarantors for such period:  (A) Domestic Net Interest Expense, (B) net income tax expense, (C) depreciation expense, (D) amortization expense, and (E) corporate overhead expense minus, (ii) the Applicable Corporate Overhead Amount.

“Domestic Net Income” means, with respect to the Borrowers and the Guarantors for any period, the net income (loss) of the Borrowers and the Guarantors for such period, determined in accordance with GAAP, but excluding from the determination of Domestic Net Income (without duplication) (a) any non-cash extraordinary or non-recurring gains or non-cash gains or losses from Dispositions, (b) non-cash restructuring charges, (c) non-cash effects of discontinued operations, (d) interest that is paid-in-kind, and (e) any tax refunds, net operating losses or other net tax benefits received during such period on account of any prior period, in each case solely with respect to the Borrowers and the Guarantors.

“Domestic Net Interest Expense” means, with respect to the Borrowers and the Guarantors for any period, gross cash interest expense of the Borrowers and the Guarantors for such period determined in accordance with GAAP (including interest expense paid to Affiliates of any Borrower or any Guarantor), less (i) the sum of (A) interest income for such period and (B) gains for such period on Hedge Agreements (to the extent not included in interest income above and to the extent not deducted in the calculation of gross interest expense), plus (ii) the sum of (A) losses for such period on Hedge Agreements (to the extent not included in such gross interest expense) and (B) the upfront costs or fees for such period associated with Hedge Agreements (to the extent not included in such gross interest expense), in each case, determined in accordance with GAAP with respect to the Borrowers and the Guarantors.

“Domestic Subsidiaries” means, with respect to any Person, such Person’s Subsidiaries which are organized under the laws of the United States, any state thereof, Canada or any province thereof.

“Eligible Accounts” means those Accounts created by a Borrower or Mondel in the ordinary course of its business, that arise out of its sale of goods or rendition of services, that comply with each of the representations and warranties respecting Eligible Accounts made in the Loan Documents, and that are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, however, that such criteria may be revised from time to time by Agent in Agent’s Permitted Discretion to address the results of any audit performed by Agent from time to time after the Closing Date.  In determining the amount to be included, Eligible Accounts shall be calculated net of customer deposits and unapplied cash.  Eligible Accounts shall not include the following:

(a)                                  Accounts that the Account Debtor has failed to pay within (i) 90 days of original invoice date or (ii) 60 days of due date,

(b)                                 Accounts owed by an Account Debtor (or its Affiliates) where 50% or more of all Accounts owed by that Account Debtor (or its Affiliates) are deemed ineligible under clause (a) above,

(c)                                  Accounts with respect to which the Account Debtor is an Affiliate of any Borrower or an employee or agent of any Borrower or any Affiliate of any Borrower,

(d)                                 Accounts arising in a transaction wherein goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, a bill and hold, or any other terms by reason of which the payment by the Account Debtor may be conditional,

(e)                                  Accounts that are not payable in Dollars or Canadian Dollars,

(f)                                    Accounts with respect to which the Account Debtor either (i) does not maintain its chief executive office in the United States or Canada, or (ii) is not organized under the laws of the United States, any state thereof, Canada or any province thereof, or (iii) is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, unless (y) the Account is supported by an irrevocable letter of credit satisfactory to Agent (as to form, substance, and issuer or domestic confirming bank) that has been delivered to Agent and is directly drawable by Agent, or (z) the Account is covered by credit insurance in form, substance, and amount, and by an insurer, satisfactory to Agent,

(g)                                 Accounts with respect to which the Account Debtor is either (i) the United States, Canada or any department, agency, or instrumentality thereof (exclusive, however, of Accounts with respect to which the applicable Borrower or Mondel has complied, to the reasonable satisfaction of Agent, with the Assignment of Claims Act, 31 USC § 3727 or the Financial Administration Act (Canada), or (ii) any state of the United States or province of Canada,

(h)                                 Accounts with respect to which the Account Debtor is a creditor of any Borrower or Mondel, has or has asserted a right of setoff, or has disputed its obligation to pay all or any portion of the Account, to the extent of such claim, right of setoff, or dispute,

(i)                                     Accounts with respect to an Account Debtor whose total obligations owing to Borrowers and Mondel exceed 10% (such percentage, as applied to a particular Account Debtor, being subject to reduction by Agent in its Permitted Discretion if the creditworthiness of such Account Debtor deteriorates) of all Eligible Accounts, to the extent of the obligations owing by such Account Debtor in excess of such percentage; provided, however, that, in each case, the amount of Eligible Accounts that are excluded because they exceed the foregoing percentage shall be determined by Agent based on all of the otherwise Eligible Accounts prior to giving effect to any eliminations based upon the foregoing concentration limit,

(j)                                     Accounts with respect to which the Account Debtor is subject to an Insolvency Proceeding, is not Solvent, has gone out of business, or as to which a Borrower or Mondel has received notice of an imminent Insolvency Proceeding or a material impairment of the financial condition of such Account Debtor,

(k)                                  Accounts with respect to which the Account Debtor is located in a state or other jurisdiction (e.g., New Jersey, Minnesota, and West Virginia) that requires, as a condition to access to the courts of such jurisdiction, that a creditor qualify to transact business, file a business activities report or other report or form, or take one or more other actions, unless the applicable Borrower or Mondel has so qualified, filed such reports or forms, or taken such actions (and, in each case, paid any required fees or other charges), except to the extent that the applicable Borrower or Mondel may qualify subsequently as a foreign entity authorized to transact business in such state or jurisdiction and gain access to such courts, without incurring any cost or penalty viewed by Agent to be significant in amount, and such later qualification cures any access to such courts to enforce payment of such Account,

(l)                                     Accounts, the collection of which, Agent, in its Permitted Discretion, believes to be doubtful by reason of the Account Debtor’s financial condition,

(m)                               Accounts that are not subject to a valid and perfected first priority Agent’s Lien,

(n)                                 Accounts with respect to which (i) the goods giving rise to such Account have not been shipped and billed to the Account Debtor, or (ii) the services giving rise to such Account have not been performed and billed to the Account Debtor, or

(o)                                 Accounts that represent the right to receive progress payments or other advance billings that are due prior to the completion of performance by the applicable Borrower or Mondel of the subject contract for goods or services.

“Eligible Inventory” means Inventory of a Borrower or Mondel consisting of first quality finished goods held for sale in the ordinary course of such Person’s business, that complies with each of the representations and warranties respecting Eligible Inventory made in the Loan Documents, and that is not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, however, that such criteria may be revised from time to time by Agent in Agent’s Permitted Discretion to address the results of any audit or appraisal performed by Agent from time to time after the Closing Date.  In determining the amount to be so included, Inventory shall be valued at the lower of cost or market on a basis consistent with Borrowers’ and Mondel’s historical accounting practices.  An item of Inventory shall not be included in Eligible Inventory if:

(a)                                  a Borrower or Mondel does not have good, valid, and marketable title thereto,

(b)                                 it is not located at one of the locations in the continental United States or Canada set forth on Schedule E-1 (or in-transit from one such location to another such location), {note, Schedule E-1 will list only the leased  locations set forth in item (n) of Schedule 3.1}

(c)                                  it is located on real property leased by a Borrower or Mondel or in a contract warehouse, in each case, unless it is subject to a Collateral Access Agreement executed by the lessor, or warehouseman, as the case may be, and unless it is segregated or otherwise separately identifiable from goods of others, if any, stored on the premises,

(d)                                 it is not subject to a valid and perfected first priority Agent’s Lien,

(e)                                  it consists of goods returned or rejected by the applicable Borrower’s or Mondel’s customers,

(f)                                    it consists of goods that are obsolete or slow moving, restrictive or custom items, work-in-process, raw materials, or goods that constitute spare parts, packaging and shipping materials, supplies used or consumed in the applicable Borrower’s or Mondel’s business, bill and hold goods, defective goods, “seconds,” or Inventory acquired or for sale on consignment, or

(g)                                 it consists of goods which are in the possession of a processor or similar such Person.

“Eligible Raw Materials Inventory” means Inventory of a Borrower or Mondel which would constitute Eligible Inventory but for the fact that such Inventory consists of raw materials and components used to produce finished goods Inventory.

“Eligible Transferee” means (a) a commercial bank organized under the laws of the United States, or any state thereof, and having total assets in excess of $250,000,000, (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development or a political subdivision of any such country and which has total assets in excess of $250,000,000, provided that such bank is acting through a branch or agency located in the United States, (c) a finance company, insurance company, or other financial institution or fund that is engaged in making, purchasing, or otherwise investing in commercial loans in the ordinary course of its business and having (together with its Affiliates and Related Funds) total assets in excess of $250,000,000, (d) any Lender or any Affiliate (other than individuals) or Related Fund of a Lender, (e) so long as no Event of Default has occurred and is continuing, any other Person approved by Agent and Administrative Borrower (which approval of Administrative Borrower shall not be unreasonably withheld, delayed, or conditioned), and (f) during the continuation of an Event of Default, any other Person approved by Agent.

“Environmental Actions” means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other communication from any Governmental Authority, or any third party involving violations of Environmental Laws or releases of Hazardous Materials from (a) any assets, properties, or businesses of any Borrower, any Guarantor, any of their respective Subsidiaries, or any of their respective predecessors in interest, (b) from adjoining properties or businesses, or (c) from or onto any facilities which received Hazardous Materials generated by any Borrower, any Guarantor, any of their respective Subsidiaries, or any of their respective predecessors in interest.

“Environmental Law” means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, in each case, to the extent binding on any Borrower, any Guarantor or any of their respective Subsidiaries, relating to the environment, the effect of the environment on employee health, or Hazardous Materials, in each case as amended from time to time.

“Environmental Liabilities” means all liabilities, monetary obligations, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, or Remedial Action required, by any Governmental Authority or any third party, and which relate to any Environmental Action.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities.

“Equipment” means equipment as that term is defined in the Code and, in the case of Mondel, the PPSA.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, from time to time, and the regulations promulgated thereunder and any successor statue or regulations.  References to sections of ERISA or such regulations shall be construed to refer to any successor sections.

“ERISA Affiliate” means each business or entity which is or was a member of a “controlled group of corporations”, under “common control” or an “affiliated service group” with any Borrower or any of their respective Subsidiaries within the meaning of Section 414(b), (c) or (m) of the IRC, required to be aggregated with any Borrower or any of their respective Subsidiaries under Section 414(o) of the IRC, or is or was under “common control” with any Borrower or any of their respective Subsidiaries, within the meaning of Section 4001(a)(14) of ERISA.

“ERISA Event” means (a) a reportable event as defined in Section 4043 of ERISA and the regulations issued under such Section with respect to a Pension Plan, excluding, however, such events as to which the PBGC by regulation has waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event; (b) the applicability of the requirements of Section 4043(b) of ERISA with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, to any Pension Plan where an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such plan within the following 30 days; (c) a withdrawal by any Borrower, any of their respective Subsidiaries, or any ERISA Affiliate from a Pension Plan or the termination of any Pension Plan resulting in liability under Sections 4063 or 4064 of ERISA; (d) the withdrawal of any Borrower, any of their respective Subsidiaries, or ERISA Affiliate in a complete or partial withdrawal (within the meaning of Section 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by any Borrower, any of their respective Subsidiaries, or ERISA Affiliate of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA; (e) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (f) the imposition of liability on any Borrower, any of their respective Subsidiaries, or any ERISA Affiliate pursuant to Sections 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (g) the failure by any Borrower, any of their respective Subsidiaries, or any ERISA Affiliate to timely make any required contribution to a Pension Plan (or the failure to timely make a required contribution in any material respect with respect to any Plan that is not a Pension Plan or a Multiemployer Plan), or the failure to meet the minimum funding standard of Section 412 of the IRC with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the IRC) or the failure to make by its due date a required installment under Section 412(m) of the IRC with respect to any Pension Plan or the failure to timely make any required contribution to a Multiemployer Plan; (h) an event or condition which could reasonably be expected to result in the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (i) the imposition of any material liability under ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Borrower, any of their respective Subsidiaries or any ERISA Affiliate; (j) an application for a funding waiver under Section 303 of ERISA or an extension of any amortization period pursuant to Section 412 of the IRC with respect to any Pension Plan; (k) the occurrence of a non-exempt prohibited transaction under Sections 406 or 407 of ERISA for which any Borrower, or any of their respective Subsidiaries, may be directly or indirectly liable and which is reasonably expected to result in a material liability to any Borrower or any of their respective Subsidiaries; (l) a material violation of the applicable requirements of Section 404 or 405 of ERISA or the exclusive benefit rule under Section 401(a) of the IRC by any fiduciary or disqualified person for which any Borrower, any of their respective Subsidiaries or any ERISA Affiliate may be directly or indirectly liable; (m) the occurrence of an act, omission, event or condition which could give rise to the imposition on any Borrower, any of their respective Subsidiaries, or any ERISA Affiliate of material fines, material penalties, material taxes, material related charges or material liability under the IRC or under ERISA; (n) the assertion of a material claim (other than routine claims for benefits) against any Plan or the assets or any fiduciary thereof, or against any Borrower or any of their respective Subsidiaries in connection with any such Plan; (o) receipt from the Internal Revenue Service of notice of the failure of any Qualified Plan to qualify under Section 401(a) of the IRC, or the failure of any trust forming part of any Qualified Plan to fail to qualify for exemption from taxation under Section 501(a) of the IRC; (p) the imposition of any lien on any of the rights, properties or assets of any Borrower, any of their respective Subsidiaries, or any ERISA Affiliate, in either case pursuant to ERISA or the IRC; or (q) the establishment or amendment by any Borrower or any of their respective Subsidiaries, of any “welfare plan”, as such term is defined in Section 3(1) of ERISA, that provides post-employment health benefits in a manner that would materially increase the liability of any Borrower or any of their respective Subsidiaries.

“Event of Default” has the meaning specified therefor in Section 7.

“Excess Availability” means, as of any date of determination, the amount equal to Availability minus the aggregate amount, if any, of all trade payables of Borrowers, Guarantors and their respective Subsidiaries aged in excess of their historical levels with respect thereto and all book overdrafts of Borrowers, Guarantors and their respective Subsidiaries in excess of their historical practices with respect thereto, in each case as determined by Agent in its Permitted Discretion.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Foreign Subsidiaries” means Magnetek de Mexico, S.A. de C.V., a corporation organized under the laws of Mexico, Manufacturas Electricas de Reynosa S.A. de C.V., a corporation organized under the laws of Mexico, Mejor Electronica de Mexico, S.A. de C.V., a corporation organized under the laws of Mexico, Servicio de Guarderias, S.C., a partnership organized under the laws of Mexico, Magnetek Deteiligungsgesellschaft Gmbh, a corporation organized under the alws of the Federal Republic of Germany, Magnetek Lighting Canada Limited, a corporation organized under the laws of Canada, Magnetek Industrials Controls Group (UK) Ltd., a corporation organized under the laws of Great Britain, and Magnetek Vertiebsgesellschaft GmbH, a corporation organized under the alws of the Federal Republic of Germany.

“Existing Lender” means JPMorgan Chase Bank, N.A., a national banking association.

“Extraordinary Receipts” means any cash received by any Borrower, any Guarantor or any of their respective Subsidiaries that is not received in the ordinary course of business (and not consisting of proceeds of Dispositions or Indebtedness), to the extent the foregoing consists of proceeds of insurance or condemnation awards in respect of Accounts or Inventory.

“Fee Letter” means that certain fee letter between Borrowers and Agent, in form and substance satisfactory to Agent.

“Financial Statements” means (a) the audited consolidated balance sheet of the Parent and its Subsidiaries for their fiscal year ended June 30, 2005, and the related consolidated statement of operations, shareholders’ equity and cash flows for their fiscal year then ended, and (ii) the unaudited consolidated balance sheet of the Parent and its Subsidiaries for the month ended July 31, 2005, and the related consolidated statement of operations, shareholder’s equity and cash flows for the month then ended.

“Fixed Charge Coverage Ratio” means, with respect to Parent and its Subsidiaries for any period, the ratio of (i) (A) the Consolidated EBITDA for such period minus (B) Capital Expenditures made by Parent and its Subsidiaries during such period, to (ii) the sum of (A) all principal of Indebtedness of Parent and its Subsidiaries scheduled to be paid or prepaid during such period, plus (B) Consolidated Net Interest Expense of Parent and its Subsidiaries for such period, plus (C) all income tax liability of Parent and its Subsidiaries that accrued in such period (other than the increase in such period, if any, in non-cash deferred tax liability attributable to amortization of goodwill over a shorter period for tax purposes than for financial reporting purposes), to the extent that the amount of such liabilities is greater than zero, plus (D) cash dividends or distributions paid by Parent and its Subsidiaries (other than dividends or distributions paid to Parent or its wholly-owned Subsidiaries) during such period, plus, (E) the aggregate amount of cash payments made by Parent and its Subsidiaries during such period in respect of their Benefit Plans.  In determining the Fixed Charge Coverage Ratio for a particular period, the calculation of the income tax liabilities of Parent and its Subsidiaries described in clause (ii)(C) of the immediately preceding sentence shall be made without giving effect to any tax refunds, tax receivables, net operating losses or other net tax benefits that were received or receivable during such period on account of any prior periods.

“Foreign Stock Pledge” means that certain stock pledge agreement with respect to the capital Stock of Magnetek S.p.A., a company organized under the laws of Italy, which is in form and substance satisfactory to Agent (including being governed by the law of organization of such Person).

“Funding Date” means the date on which a Borrowing occurs.

“Funding Losses” has the meaning specified therefor in Section 2.13(b)(ii).

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

“Governing Documents” means, with respect to any Person, the certificate or articles of incorporation, by-laws, or other organizational documents of such Person.

“Governmental Authority” means any U.S. or foreign federal, state, provincial, local, or other governmental or administrative body, instrumentality, board, department, or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Guarantors” means (a) each Domestic Subsidiary of each Borrower and (b) any other Person at any time providing a guaranty in favor of Agent, for the benefit of the Lender Group and the Bank Product Providers, with respect to the Obligations or whose assets are otherwise pledged as security for the repayment of the Obligations; and “Guarantor” means any one of them.

“Guaranty” means, individually and collectively, (a) that certain general continuing guaranty executed and delivered by each Guarantor in favor of Agent, for the benefit of the Lender Group and the Bank Product Providers, in form and substance satisfactory to Agent, (b) the Canadian Guaranty, and (c) any other guaranty at any time executed and delivered by any other Guarantor in favor of Agent, for the benefit of the Lender Group and the Bank Product Providers, whether by execution of a joinder to any guaranty described in the foregoing clauses (a) or (b) or otherwise.

“Hazardous Materials” means (a) substances that are defined or listed in, or otherwise classified pursuant to, any Applicable Laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity”, (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

“Hedge Agreement” means any interest rate, foreign currency, commodity or equity swap, collar, cap, floor or forward rate agreement, or other agreement or arrangement designed to protect against fluctuations in interest rates or currency, commodity or equity values (including any option with respect to any of the foregoing and any combination of the foregoing agreements or arrangements), and any confirmation executed in connection with any such agreement or arrangement.

“Holding Account” means the deposit account specified on Schedule H-1.

“Holdout Lender” has the meaning specified therefor in Section 14.2(a).

“Indebtedness” means, with respect to any Person, without duplication, (a) all indebtedness of such Person for borrowed money; (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables or other accounts payable incurred in the ordinary course of such Person’s business and not outstanding for more than 90 days after the date such payable was created); (c) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or upon which interest payments are customarily made; (d) all reimbursement, payment or other obligations and liabilities of such Person created or arising under any conditional sales or other title retention agreement with respect to property used or acquired by such Person, even though the rights and remedies of the lessor, seller or lender thereunder may be limited to repossession or sale of such property; (e) all Capitalized Lease Obligations of such Person; (f) all obligations and liabilities, contingent or otherwise, of such Person, in respect of letters of credit, acceptances and similar facilities; (g) all obligations and liabilities, calculated on a basis satisfactory to the Collateral Agent and in accordance with accepted practice, of such Person under Hedge Agreements; (h) all Contingent Obligations; (i) liabilities incurred under Title IV of ERISA with respect to any Pension Plan; (j) withdrawal liability incurred under ERISA by such Person or any of its ERISA Affiliates with respect to any Multiemployer Plan; (k) all other items which, in accordance with GAAP, would be included as liabilities on the liability side of the balance sheet of such Person; and (l) all obligations referred to in clauses (a) through (k) of this definition of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien upon property owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.  The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer.

“Indemnified Liabilities” has the meaning specified therefor in Section 10.3.

“Indemnified Person” has the meaning specified therefor in Section 10.3.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code, or under any other state, provincial or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief and including the appointment of a trustee, receiver, administrative receiver, administrator or similar Person.

“Intercompany Subordination Agreement” means a subordination agreement executed and delivered to Agent on the Closing Date by Borrowers, Guarantors and each of their respective Subsidiaries, the form and substance of which is satisfactory to Agent, together with the Joinder to Intercompany Subordination Agreement, as the same may be further amended, modified or supplemented from time to time.

“Interest Period” means, with respect to each LIBOR Rate Loan, a period commencing on the date of the making of such LIBOR Rate Loan (or the continuation of a LIBOR Rate Loan or the conversion of a Base Rate Loan to a LIBOR Rate Loan) and ending 1, 2, or 3 months thereafter; provided, however, that (a) if any Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended (subject to clauses (c)-(e) below) to the next succeeding Business Day, (b) interest shall accrue at the applicable rate based upon the LIBOR Rate from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (c) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (d) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is 1, 2, or 3 months after the date on which the Interest Period began, as applicable, and (e) Borrowers (or Administrative Borrower on behalf thereof) may not elect an Interest Period which will end after the Maturity Date.

“Inventory” means inventory as that term is defined in the Code and, in the case of Mondel, the PPSA.

“Investment” means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, or capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) bona fide Accounts arising in the ordinary course of business consistent with past practice), purchases or other acquisitions of Indebtedness, Stock, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

“IRC” means the Internal Revenue Code of 1986.

“Issuing Lender” means WFF or any other Lender that, at the request of Administrative Borrower and with the consent of Agent, agrees, in such Lender’s sole discretion, to become an Issuing Lender for the purpose of issuing L/Cs or L/C Undertakings pursuant to Section 2.12.

“Joinder to Intercompany Subordination Agreement” means a joinder to the Intercompany Subordination Agreement, substantially in the form of Exhibit J-1 hereto, or otherwise satisfactory to Agent in form and substance, executed and delivered by the Subsidiaries of the Borrowers described therein.

“Laws” means, in respect of the United States, Canada and any other country, all published laws, statutes, codes, ordinances, decrees, rules, regulations, by-laws, judicial, arbitral, administrative, ministerial, departmental or regulatory judgments, orders, decisions, rulings or awards, including general principals of common and civil law, and conditions of any grant of approval, permission, authority or license of any court, Governmental Authority, statutory body or self-regulatory authority.

“L/C” has the meaning specified therefor in Section 2.12(a).

“L/C Disbursement” means a payment made by the Issuing Lender pursuant to a Letter of Credit.

“L/C Undertaking” has the meaning specified therefor in Section 2.12(a).

“Lease” means any lease of real property to which any Borrower, any Guarantor or their respective Subsidiaries is a party as lessor or lessee.

“Lender” and “Lenders” have the respective meanings set forth in the preamble to the Agreement, and shall include any other Person made a party to the Agreement in accordance with the provisions of Section 13.1.

“Lender Group” means, individually and collectively, each of the Lenders (including the Issuing Lender) and Agent.

“Lender Group Expenses” means all (a) costs or expenses (including taxes, and insurance premiums) required to be paid by a Borrower, a Guarantor or any of their respective Subsidiaries under any of the Loan Documents that are paid, advanced, or incurred by the Lender Group, (b) fees or charges paid or incurred by Agent in connection with the Lender Group’s transactions with Borrowers, Guarantors or their respective Subsidiaries, including, fees or charges for photocopying, notarization, couriers and messengers, telecommunication, public record searches (including tax lien, litigation, and Uniform Commercial Code and PPSA searches and including searches with the patent and trademark office, the copyright office, or the department of motor vehicles), filing, recording, publication, appraisal (including periodic collateral appraisals or business valuations to the extent of the fees and charges (and up to the amount of any limitation) contained in the Agreement or the Fee Letter, real estate surveys, real estate title policies and endorsements, and environmental audits, (c) costs and expenses incurred by Agent in the disbursement of funds to Borrowers or other members of the Lender Group (by wire transfer or otherwise), (d) charges paid or incurred by Agent resulting from the dishonor of checks, (e) reasonable costs and expenses paid or incurred by the Lender Group to correct any default or enforce any provision of the Loan Documents, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (f) audit fees and expenses of Agent related to any inspections or audits to the extent of the fees and charges (and up to the amount of any limitation) contained in the Agreement or the Fee Letter, (g) reasonable costs and expenses of third party claims or any other suit paid or incurred by the Lender Group in enforcing or defending the Loan Documents or in connection with the transactions contemplated by the Loan Documents or the Lender Group’s relationship with any Borrower, any Guarantor or any Subsidiary of a Borrower or Guarantor, including, without limitation, any amounts paid by Agent to Existing Lender in connection with the termination and release of Existing Lender’s Liens and agreements with respect to any Borrower, Guarantor or any of their respective Subsidiaries, (h) Agent’s and each Lender’s reasonable costs and expenses (including attorneys fees) incurred in advising, structuring, drafting, reviewing, administering, syndicating, or amending the Loan Documents, and (i) Agent’s and each Lender’s reasonable costs and expenses (including attorneys, accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including attorneys, accountants, consultants, and other advisors fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning any Borrower, any Guarantor or any Subsidiary of a Borrower or Guarantor or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether suit is brought, or in taking any Remedial Action concerning the Collateral.

“Lender-Related Person” means, with respect to any Lender, such Lender, together with such Lender’s Affiliates, Related Funds, officers, directors, employees, attorneys, and agents.

“Letter of Credit” means an L/C or an L/C Undertaking, as the context requires.

“Letter of Credit Usage” means, as of any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit.

“Leverage Ratio” means, at any date of determination, the ratio of (a) the outstanding principal amount of the Consolidated Funded Indebtedness at such date, to (b) TTM EBITDA for the most recently completed 12 consecutive month period most recently ended on or prior to the date of determination.

“LIBOR Deadline” has the meaning specified therefor in Section 2.13(b)(i).

“LIBOR Notice” means a written notice in the form of Exhibit L-1.

“LIBOR Option” has the meaning specified therefor in Section 2.13(a).

“LIBOR Rate” means, for each Interest Period for each LIBOR Rate Loan, the rate per annum determined by Agent (rounded upwards, if necessary, to the next 1/100%) by dividing (a) the Base LIBOR Rate for such Interest Period, by (b) 100% minus the Reserve Percentage; provided, however, for purposes of this Agreement only, the LIBOR Rate shall at no time be less than 2.50%.  The LIBOR Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.

“LIBOR Rate Loan” means each portion of an Advance that bears interest at a rate determined by reference to the LIBOR Rate.

“LIBOR Rate Margin” means 4.00 percentage points.

“Lien” means any interest in an asset securing an obligation owed to, or a claim by, any Person other than the owner of the asset, irrespective of whether (a) such interest is based on the common law, statute, or contract, (b) such interest is recorded or perfected, and (c) such interest is contingent upon the occurrence of some future event or events or the existence of some future circumstance or circumstances.  Without limiting the generality of the foregoing, the term “Lien” includes the lien or security interest arising from a mortgage, deed of trust, encumbrance, notice of

Lien, levy or assessment, pledge, hypothecation, assignment, deposit arrangement, security agreement, conditional sale or trust receipt, or from a lease, consignment, or bailment for security purposes and also includes reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting Real Property.

“Loan Account” has the meaning specified therefor in Section 2.10.

“Loan Documents” means the Agreement, the Bank Product Agreements, the Canadian Documents, the Cash Management Agreements, the Control Agreements, the Fee Letter, the Foreign Stock Pledge, the Guaranty, the Intercompany Subordination Agreement, the Letters of Credit, the Mortgages, the Perfection Certificates, the Second Lien Intercreditor Agreement, the Security Agreement and any other Security Document, any note or notes executed by a Borrower in connection with the Agreement and payable to a member of the Lender Group, the Subordination Agreements and any other agreement entered into, now or in the future, by any Borrower or Guarantor and any member of the Lender Group in connection with the Agreement.

“Magnetek ADS” means Magnetek ADS Power, Inc., a Delaware corporation.

“Magnetek ADS Sale” means the sale of all or substantially all of the assets or capital Stock of Magnetek ADS yielding no less than $3,000,000 in Net Cash Proceeds and which is otherwise on fair and reasonable terms pursuant to an arms-length transaction entered into with a third party.

“Magnetek Electronics” means Magnetek Electronics Co. Ltd., a corporation organized under the laws of the People’s Republic of China.

“Material Adverse Change” means a material adverse change in or effect on any of (a) the operations, business, assets, properties, condition (financial or otherwise) or prospects of any Borrower or Guarantor or the Borrowers and Guarantors taken as a whole, (b) the ability of any Borrower or Guarantor to perform any of its obligations under any Loan Document to which it is a party, (c) the legality, validity or enforceability of this Agreement or any other Loan Document, (d) the rights and remedies of Agent or any Lender under any Loan Document, or (e) the validity, perfection or priority of Agent’s Liens on any of the Collateral.

“Material Contracts” means (a) the Second Lien Loan Documents and (b) with respect to any Person, (i) each contract or agreement to which such Person or any of its Subsidiaries is a party involving aggregate consideration payable to or by such Person or such Subsidiary of $1,000,000 or more (other than purchase orders in the ordinary course of the business of such Person or such Subsidiary and other than contracts that by their terms may be terminated by such Person or Subsidiary in the ordinary course of its business upon less than 60 days notice without penalty or premium) and (ii) all other contracts or agreements material to the business, operations, condition (financial or otherwise), performance, prospects or properties of such Person or such Subsidiary.

“Maturity Date” has the meaning specified therefor in Section 3.3.

“Maximum Revolver Amount” means $13,000,000.

“Mondel” means Mondel ULC, a Nova Scotia unlimited liability company.

“Mondel Holding” means Magnetek Mondel Holding, Inc., a Delaware corporation.

“Mortgage Policy” means a mortgagee’s loan policy, in form and substance satisfactory to the Agent, together with all endorsements made from time to time thereto, issued by or on behalf of a title insurance company satisfactory to the Agent, insuring the Lien created by a Mortgage in an amount and on terms satisfactory to the Agent, delivered to the Agent.

“Mortgages” means, individually and collectively, one or more mortgages, deeds of trust, or deeds to secure debt, executed and delivered by a Borrower or a Subsidiary of a Borrower in favor of Agent, in form and substance satisfactory to Agent, that encumber any Real Property.

“Multiemployer Plan” means a “multiemployer plan” (within the meaning of Section 3(37) of ERISA) to which any Borrower, any of its Subsidiaries, or any ERISA Affiliate makes, is making, is obligated, or within the last six years has been obligated, to make contributions.

“Net Cash Proceeds” means (a) with respect to the issuance or incurrence of any Indebtedness by any Person or any of its Subsidiaries, or the sale or issuance by any Person or any of its Subsidiaries of any shares of its Stock, the aggregate amount of cash or Cash Equivalents received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of such Person or such Subsidiary in connection therewith, after deducting therefrom only (i) reasonable expenses related thereto incurred by such Person or such Subsidiary in connection therewith, (ii) transfer taxes paid to any taxing authorities by such Person or such Subsidiary in connection therewith and (iii) net income taxes to be paid in connection therewith (after taking into account any tax credits or deductions and any tax sharing arrangements), and (b) with respect to any Extraordinary Receipts or proceeds of Dispositions received by any Person or any of its Subsidiaries, the aggregate amount of cash or Cash Equivalents received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of such Person or such Subsidiary in connection therewith, after deducting therefrom only (i) reasonable expenses related to the collection thereof incurred by such Person or such Subsidiary, (ii) net income taxes to be paid in connection therewith (after taking into account any tax credits or deductions and any tax sharing arrangements) and (iii) the amount required to satisfy any Permitted Liens attaching to such Extraordinary Receipts or proceeds of Dispositions to the extent such Permitted Liens are senior to Agent’s Lien and not assumed by the purchaser in any such Disposition; in the case of each of clauses (a) and (b), to the extent, but only to the extent, that the amounts so deducted are (x) actually paid to a Person that, except in the case of reasonable out-of-pocket expenses, is not an Affiliate of such Person or any of its Subsidiaries and (y) properly attributable to such transaction or asset that is the subject thereof.

“Net Liquidation Percentage” means the percentage of the book value of Borrowers’ Inventory that is estimated to be recoverable in an orderly liquidation of such Inventory net of all associated costs and expenses of such liquidation, such percentage to be as determined from time to time by a qualified appraisal company selected by Agent.

“Nilssen Award” means the arbitration award of $23,400,000 issued April 29, 2005 in favor of Ole K. Nilssen and Geo Foundation, Ltd. with regard to the matter styled Ole K. Nilssen and Geo Foundation, Ltd. v. Magnetek, Inc., originally filed as Case No. 05C 2933 in the United States District Court for the Northeastern District of Illinois, Eastern Division.

“Obligations” means (a) all loans, Advances, debts, principal, interest (including any interest that accrues after the commencement of an Insolvency Proceeding regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), contingent reimbursement obligations with respect to outstanding Letters of Credit, premiums, liabilities (including all amounts charged to Borrowers’ Loan Account pursuant hereto), obligations (including indemnification obligations), fees (including the fees provided for in the Fee Letter), charges, costs, Lender Group Expenses (including any fees or expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), lease payments, guaranties, covenants, and duties of any kind and description owing by Borrowers to the Lender Group pursuant to or evidenced by the Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all Lender Group Expenses that Borrowers are required to pay or reimburse by the Loan Documents, by law, or otherwise, and (b) all Bank Product Obligations.  Any reference in the Agreement or in the Loan Documents to the Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding.

“Operating Lease Obligations” means all obligations for the payment of rent for any real or personal property under leases or agreements to lease, other than Capitalized Lease Obligations.

“Originating Lender” has the meaning specified therefor in Section 13.1(e).

“Overadvance” has the meaning specified therefor in Section 2.5.

“Parent” has the meaning specified therefor in the preamble to the Agreement.

“Participant” has the meaning specified therefor in Section 13.1(e).

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended from time to time.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Pension Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) other than a Multiemployer Plan (a) that is or was within the last six years maintained or sponsored by any Borrower, any of its Subsidiaries, or any ERISA Affiliate or to which any Borrower, any of its Subsidiaries, or any ERISA Affiliate has within the last six years made, or was obligated to make, contributions or with respect to which any of them have any actual or contingent liability, and (b) that is or was subject to Section 412 of the IRC, Section 302 of ERISA or Title IV of ERISA.

“Perfection Certificates” means the representations and warranties of officers form submitted by Agent to Administrative Borrower, together with the other Borrowers’ and Guarantors’ completed responses to the inquiries set forth therein, the form and substance of such responses to be satisfactory to Agent.

“Permitted Capitalized Lease Obligations” means Indebtedness evidenced by Capitalized Lease Obligations entered into in order to finance Capital Expenditures made by a Borrower or an operating Subsidiary of a Borrower in accordance with the provisions of Section 6.16(b)(i), which Indebtedness does not exceed the amount provided for in clause (c) of the definition of Permitted Indebtedness.

“Permitted Discretion” means a determination made in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

“Permitted Dispositions” means (a) sales or other dispositions of Equipment that is substantially worn, damaged, or obsolete in the ordinary course of business, provided that the Net Cash Proceeds of such dispositions do not exceed $100,000 in the aggregate in any twelve-month period, (b) sales of Inventory to buyers in the ordinary course of business, (c) the use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of the Agreement or the other Loan Documents, (d) the licensing, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business and (e) the Magnetek ADS Sale so long as all Net Cash Proceeds of such sale are immediately remitted to Agent for application to the Senior Debt in accordance with the terms of Section 2.4(b).

“Permitted Indebtedness” means:

(a)                                  Indebtedness evidenced by this Agreement and the other Loan Documents, together with Indebtedness owed to Underlying Issuers with respect to Underlying Letters of Credit,

(b)                                 Indebtedness set forth on Schedule 4.19, and the extension of maturity, refinancing or modification of the terms thereof so long as (i) the terms and conditions of such refinancings, renewals, or extensions do not, in Agent’s reasonable judgment, materially impair the prospects of repayment of the Obligations by Borrowers and the Guarantors or materially impair any Borrower’s or any Guarantor’s creditworthiness, (ii) such refinancings, renewals, or extensions do not result in an increase in the principal amount of, or interest rate with respect to, the Indebtedness so refinanced, renewed, or extended or add one or more Borrowers or Guarantors as liable with respect thereto if such additional Borrowers or Guarantors were not liable with respect to the original Indebtedness, (iii) such refinancings, renewals, or extensions do not result in a shortening of the average weighted maturity of the Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions, that, taken as a whole, are materially more burdensome or restrictive to any Borrower or any Guarantor, (iv) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension Indebtedness must include subordination terms and conditions that are at least as favorable to the Lender Group as those that were applicable to the refinanced, renewed, or extended Indebtedness, (v) the Indebtedness that is refinanced, renewed, or extended is not recourse to any Person that is liable on account of the Obligations other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended, and (vi) such refinancing, renewal or extension does not contain terms that are less favorable to the Borrowers, the Guarantors or the Lender Group than the terms of the Indebtedness being extended, refinanced or renewed,

(c)                                  Permitted Purchase Money Indebtedness and Permitted Capitalized Lease Obligations to the extent the aggregate of such Indebtedness does not exceed $5,000,000 at any time outstanding,

(d)                                 Indebtedness permitted under Section 6.12,

(e)                                  Indebtedness of the Parent or any of its Subsidiaries under any Hedge Agreement so long as such Hedge Agreements are used solely as a part of its normal business operations as a risk management strategy or hedge against changes resulting from market operations and not as a means to speculate for investment purposes on trends and shifts in financial or commodities markets,

(f)                                    to the extent the Second Lien Intercreditor Agreement remains in effect with respect thereto and subject to any restrictions set forth in the Second Lien Intercreditor Agreement, the Second Lien Indebtedness, and

(g)                                 unsecured Indebtedness incurred by a Subsidiary of Parent that is a Controlled Foreign Corporation in an aggregate amount, for all such Subsidiaries, not to exceed $5,000,000 at any time outstanding, provided, that, neither Parent nor any Subsidiary of Parent that is not a Controlled Foreign Corporation is obligated with respect to or has pledged any of its assets as collateral to secure Indebtedness, whether directly or indirectly.

“Permitted Investments” means Investments in Cash Equivalents.

“Permitted Liens” means (a) Liens held by Agent to secure the Obligations, (b) Liens for unpaid taxes, assessments, or other governmental charges or levies that either (i) are not yet delinquent, or (ii) do not have priority over the Agent’s Liens and the underlying taxes, assessments, or charges or levies are the subject of Permitted Protests, (c) judgment Liens that do not constitute an Event of Default under Section 7.7 of the Agreement, (d) Liens set forth on Schedule P-1, (e) the interests of lessors under operating leases, (f) purchase money Liens or the interests of lessors under Capital Leases to the extent that such Liens or interests secure Permitted Purchase Money Indebtedness and so long as (i) such Lien attaches only to the asset purchased or acquired and the proceeds thereof, and (ii) the principal amount of the Indebtedness secured thereby shall not exceed the lesser of 80% of the fair market value or the cost of the property so held or acquired, (g) Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of Borrowers’ business and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet delinquent, or (ii) are the subject of Permitted Protests, (h) Liens on amounts deposited in connection with obtaining worker’s compensation or other unemployment insurance, (i) Liens on amounts deposited in connection with the making or entering into of bids, tenders, or leases in the ordinary course of business and not in connection with the borrowing of money, (j) Liens on amounts deposited as security for surety or appeal bonds in connection with obtaining such bonds in the ordinary course of business, (k) with respect to any Real Property, easements, rights of way, and zoning restrictions that do not materially interfere with or impair the use or operation thereof and (l) to the extent subject to the Second Lien Intercreditor Agreement, the Liens of the Second Lien Agent securing the Second Lien Indebtedness.

“Permitted Preferred Stock” means any Preferred Stock that by its terms is mandatorily redeemable or subject to any other payment obligation (including any obligation to pay dividends, other than dividends of shares of Preferred Stock of the same class and series payable in kind or dividends of shares of common stock) on or before a date that is less than 2 years after the Maturity Date, or, on or before the date that is less than 2 years after the Maturity Date, is redeemable at the option of the holder thereof for cash or assets or securities (other than distributions in kind of shares of Preferred Stock of the same class and series or of shares of common stock).

“Permitted Protest” means the right of Administrative Borrower or any of its Subsidiaries to protest any Lien (other than any Lien that secures the Obligations), taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or rental payment, provided that (a) a reserve with respect to such obligation is established on a Borrower’s or any of its Subsidiaries’ books and records in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by Administrative Borrower or any of its Subsidiaries, as applicable, in good faith, and (c) Agent is satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of the Agent’s Liens.

“Permitted Purchase Money Indebtedness” means purchase money Indebtedness incurred to enable a Borrower or any of its operating Subsidiaries to acquire Equipment in the ordinary course of its business, which Indebtedness does not exceed the amount provided for in clause (c) of the definition of Permitted Indebtedness.

“Person” means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

“Plan” means (a) an employee benefit plan (as defined in Section 3(3) of ERISA) other than a Multiemployer Plan that is or was within the last six years maintained or sponsored by any Borrower or any of its Subsidiaries or to which any Borrower or any of its Subsidiaries has within the last six years made, or was obligated to make, contributions or with respect to which any of them have any actual or contingent liability, (b) a Pension Plan, or (c) a Qualified Plan.

“Power Systems Division” means, on a combined basis, the “power control systems” operating division of Parent together with Mondel Holding and its Subsidiaries.

“Power Systems EBITDA” means, for any period, the Power Systems Net Income for such period, plus (i) without duplication, the sum of the following amounts of the Power Systems Division for such period and to the extent deducted in determining Power Systems Net Income for such period:  (A) Power Systems Net Interest Expense, (B) net income tax expense, (C) depreciation expense, and (D) amortization expense.

“Power Systems Net Income” means, with respect to the Power Systems Division for any period, the net income (loss) of the Power Systems Division for such period, determined on a consolidated basis in accordance with GAAP, but excluding from the determination of Power Systems Net Income (without duplication) (a) any non-cash extraordinary or non-recurring gains or non-cash gains or losses from Dispositions, (b) non-cash restructuring charges, (c) non-cash effects of discontinued operations, (d) interest that is paid-in-kind, and (e) any tax refunds, net operating losses or other net tax benefits received during such period on account of any prior period, in each case solely with respect to the Power Systems Division.

“Power Systems Net Interest Expense” means, with respect to the Power Systems Division for any period, gross cash interest expense of such Persons for such period determined on a consolidated basis in accordance with GAAP (including interest expense paid to Affiliates of such Persons), less (i) the sum of (A) interest income for such period and (B) gains for such period on Hedge Agreements (to the extent not included in interest income above and to the extent not deducted in the calculation of gross interest expense), plus (ii) the sum of (A) losses for such period on Hedge Agreements (to the extent not included in such gross interest expense) and (B) the upfront costs or fees for such period associated with Hedge Agreements (to the extent not included in such gross interest expense), in each case, determined on a consolidated basis in accordance with GAAP with respect to the Power Systems Division.

“PPSA” means the Personal Property Security Act (Ontario) and the Regulations thereunder, as from time to time in effect; provided, however, if attachment, perfection or priority of any Agent’s or Lender’s security interests in any Collateral are governed by the personal property security laws or any jurisdiction other than Ontario, “PPSA” shall mean those personal property security laws in such other jurisdiction for the purposes of the provisions hereof relating to such attachment, perfection or priority and for the definitions related to such provisions.

“Preferred Stock” means, as applied to the capital Stock of any Person, the capital Stock of any class or classes (however designated) that is preferred with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of capital Stock of any other class of such Person.

“Prior Claims” means all Liens created by Applicable Law (in contrast with Liens voluntarily granted) which rank or are capable of ranking prior to or pari passu with the Agent’s Liens against all or part of the Collateral, including for amounts owing for wages, employee source deductions, goods and services taxes, sales taxes, municipal taxes, workers’ compensation, Quebec corporate taxes, pension fund obligations and overdue rents.

“Prior Claims Reserve” means, as of any date of determination, the full outstanding amount of all Prior Claims which relate to Accounts of any Borrower or Mondel.

“Prohibited Preferred Stock” means any Preferred Stock that by its terms is mandatorily redeemable or subject to any other payment obligation (including any obligation to pay dividends, other than dividends of shares of Preferred Stock of the same class and series payable in kind or dividends of shares of common Stock) on or before a date that is less than 2 years after the Maturity Date, or, on or before the date that is less than 2 years after the Maturity Date, is redeemable at the option of the holder thereof for cash or assets or securities (other than distributions in kind of shares of Preferred Stock of the same class and series or of shares of common Stock).

“Projections” means Parent’s forecasted (a) balance sheets, (b) profit and loss statements, and (c) cash flow statements, all prepared on a basis consistent with Parent’s historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.

“Pro Rata Share” means, as of any date of determination:

(a)                                  with respect to a Lender’s obligation to make Advances and right to receive payments of principal, interest, fees, costs, and expenses with respect thereto, (i) prior to the Commitments being terminated or reduced to zero, the percentage obtained by dividing (y) such Lender’s Commitment, by (z) the aggregate Commitments of all Lenders, and (ii) from and after the time that the Commitments have been terminated or reduced to zero, the percentage obtained by dividing (y) the aggregate outstanding principal amount of such Lender’s Advances by (z) the aggregate outstanding principal amount of all Advances,

(b)                                 with respect to a Lender’s obligation to participate in Letters of Credit, to reimburse the Issuing Lender, and right to receive payments of fees with respect thereto, (i) prior to the Commitments being terminated or reduced to zero, the percentage obtained by dividing (y) such Lender’s Commitment, by (z) the aggregate Commitments of all Lenders, and (ii) from and after the time that the Commitments have been terminated or reduced to zero, the percentage obtained by dividing (y) the aggregate outstanding principal amount of such Lender’s Advances by (z) the aggregate outstanding principal amount of all Advances, and

(c)                                  with respect to all other matters as to a particular Lender (including the indemnification obligations arising under Section 15.7), the percentage obtained by dividing (i) such Lender’s Commitment, by (ii) the aggregate amount of Commitments of all Lenders; provided, however, that in the event the Commitments have been terminated or reduced to zero, Pro Rata Share under this clause shall be the percentage obtained by dividing (A) the outstanding principal amount of such Lender’s Advances plus such Lender’s ratable portion of the Risk Participation Liability with respect to outstanding Letters of Credit, by (B) the outstanding principal amount of all Advances plus the aggregate amount of the Risk Participation Liability with respect to outstanding Letters of Credit.

“Protective Advance” has the meaning specified therefor in Section 2.3(d).

“Purchase Money Indebtedness” means Indebtedness (other than the Obligations, but including Capitalized Lease Obligations), incurred at the time of, or within 20 days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof.

“Qualified Cash” means, as of any date of determination, the amount of unrestricted cash and Cash Equivalents of Borrowers and their respective Subsidiaries that is in Deposit Accounts or in Securities Accounts, or any combination thereof, and which such Deposit Account or Securities Account is the subject of a Control Agreement and is maintained by a branch office of the bank or securities intermediary located within the United States or Canada.

“Qualified Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) other than a Multiemployer Plan (a) that is or was within the last six years maintained or sponsored by any Borrower, any of its Subsidiaries or any ERISA Affiliate or to which any Borrower, any of its Subsidiaries or any ERISA Affiliate has within the last six years made or was obligated to make, contributions, and (b) that is intended to be tax-qualified under Section 401(a) of the IRC.

“Real Property” means any estates or interests in real property now owned or hereafter acquired by any Borrower, any Guarantor or any of their respective Subsidiaries and the improvements thereto.

“Real Property Collateral” means any Real Property of any Borrower, any Guarantor or any of their respective Subsidiaries which is subject to Agent’s Lien.

“Record” means information that is inscribed on a tangible medium or which is stored in an electronic or other medium and is retrievable in perceivable form.

“Reinvestment Eligible Funds” means (a) Net Cash Proceeds which, but for the application of Section 2.4(c)(v), would be required to be used to prepay the Obligations pursuant to Section 2.4(c)(i) or (b) Extraordinary Receipts which, but for the application of Section 2.4(c)(v), would be required to be used to prepay the Obligations pursuant to Section 2.4(c)(iii).

“Reinvestment Notice” has the meaning specified therefore in Section 2.4(c)(v).

“Related Fund” means a fund or account managed by any Lender or an Affiliate of any Lender or its investment manager.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, seeping, migrating, dumping or disposing of any Hazardous Material (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Material) into the indoor or outdoor environment, including the movement of Hazardous Materials through or in the ambient air, soil, surface or ground water, or property.

“Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) restore or reclaim natural resources or the environment, (d) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (e) conduct any other actions with respect to Hazardous Materials authorized by Environmental Laws.

“Replacement Lender” has the meaning specified therefor in Section 14.2(a).

“Report” has the meaning specified therefor in Section 15.17.

“Required Availability” means that the sum of (a) Excess Availability, plus (b) Qualified Cash exceeds $5,000,000.

“Required Lenders” means, at any time, Lenders whose aggregate Pro Rata Shares (calculated under clause (d) of the definition of Pro Rata Shares) equal or exceed 67%.

“Reserve Percentage” means, on any day, for any Lender, the maximum percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor Governmental Authority) for determining the reserve requirements (including any basic, supplemental, marginal, or emergency reserves) that are in effect on such date with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”) of that Lender, but so long as such Lender is not required or directed under applicable regulations to maintain such reserves, the Reserve Percentage shall be zero.

“Revolver Usage” means, as of any date of determination, the sum of (a) the amount of outstanding Advances, plus (b) the amount of the Letter of Credit Usage.

“Risk Participation Liability” means, as to each Letter of Credit, all reimbursement obligations of Borrowers to the Issuing Lender with respect to an L/C Undertaking, consisting of (a) the amount available to be drawn or which may become available to be drawn, (b) all amounts that have been paid by the Issuing Lender to the Underlying Issuer to the extent not reimbursed by Borrowers, whether by the making of an Advance or otherwise, and (c) all accrued and unpaid interest, fees, and expenses payable with respect thereto.

“SEC” means the United States Securities and Exchange Commission and any successor thereto.

“Second Lien Agent” means Ableco Finance LLC, a Delaware limited liability company, in its capacity as agent for the Second Lien Lenders, together with its successors and assigns acting in such capacity.

“Second Lien Indebtedness” means any and all Indebtedness of any Borrower, any Guarantor or their respective Subsidiaries arising under or in connection with any Second Lien Loan Documents.

“Second Lien Intercreditor Agreement” means an intercreditor agreement executed and delivered by Agent and Second Lien Agent, and acknowledged and consented to by each Borrower and each Guarantor, as amended, modified, supplemented or restated from time to time.

“Second Lien Lenders” means the Persons from time to time party to the Second Lien Loan Agreement as lenders.

“Second Lien Loan Agreement” means that certain Financing Agreement, dated as of the date hereof, by and among Second Lien Agent, Second Lien Lenders, and Borrowers pursuant to which the Second Lien Lenders agree to provide to Borrowers a term loan in the original principal amount of $18,000,000, as amended, modified, supplemented, restated, renewed, extended, refinanced or replaced from time to time in accordance with the terms thereof and the terms of the Agreement.

“Second Lien Loan Documents” means (a) the Second Lien Loan Agreement and (b) and the other “Loan Documents” as such term is defined in the Second Lien Loan Agreement, in each case, as amended, modified, supplemented, restated, renewed, extended, refinanced or replaced from time to time in accordance with the terms thereof and the terms of the Agreement.

“Second Lien Prepayment Event” means any transaction or event, other than the Magnetek ADS Sale, a Disposition of Accounts or Inventory of a Borrower or Guarantor or the receipt of Extraordinary Receipts which, pursuant to the terms of the Second Lien Loan Agreement, as in effect on the Closing Date, gives rise to a mandatory prepayment of the Second Lien Indebtedness.

“Secretary” means, with respect to any Person, the duly elected or appointed secretary or other officer of such Person charged with keeping the corporate records of such Person.

“Securities Account” means a securities account as that term is defined in the Code and, in the case of Mondel, the PPSA.

“Security Agreement” means a security agreement, in form and substance satisfactory to Agent, executed and delivered by the Borrowers and Guarantors in favor of Agent, together with all supplements executed in connection therewith.

“Security Documents” means the Security Agreement, the Canadian Security Agreement, the Canadian Stock Pledge, the Foreign Stock Pledge, the Mortgages, the Control Agreements and all other Loan Documents that purport to create a Lien.

“Senior Debt” means the Obligations and the Second Lien Indebtedness.

“Settlement” has the meaning specified therefor in Section 2.3(e)(i).

“Settlement Date” has the meaning specified therefor in Section 2.3(e)(i).

“Solvent” means, with respect to any Person on a particular date, that on such date (i) the fair value of the property of such Person is not less than the total amount of the liabilities of such Person, (ii) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its existing debts as they become absolute and matured, (iii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (iv) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, (v) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital, and (vi) with respect to Mondel, that Mondel is not an “insolvent person” (as defined in the Bankruptcy and Insolvency Act (Canada)) or a “debtor company” (as defined in the Companies’ Creditors Arrangement Act (Canada)).

“Statutory Lien Payments” has the meaning specified therefor in Section 4.23.

“Stock” means all shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in a Person, whether voting or nonvoting, including common stock, preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

“Subordinated Indebtedness” means any Indebtedness that is subordinated to the Obligations in right of payment pursuant to a Subordination Agreement and any Indebtedness with respect to which any Lien securing such Indebtedness is subordinated to Agent’s Liens pursuant to a Subordination Agreement, provided, that, the Second Lien Indebtedness shall not be deemed Subordinated Indebtedness for purposes of this definition.

“Subordination Agreements” means, collectively, the terms and conditions of any document governing Indebtedness of any Borrower, any Guarantor and/or their respective Subsidiaries which provide that such Indebtedness is subordinated to the Obligations in right of payment and/or that any Liens securing such Indebtedness are subordinate to Agent’s Liens and all other subordination or intercreditor agreements at any time entered into by any Person in favor of Agent and the Lenders with respect to Indebtedness owed or Liens granted to such Person by any Borrower, any Guarantor and/or their respective Subsidiaries, provided, that, the Second Lien Intercreditor Agreement shall not be deemed a Subordination Agreement for purposes of this definition.

“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the shares of Stock having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such corporation, partnership, limited liability company, or other entity.

“Swing Lender” means WFF or any other Lender that, at the request of Administrative Borrower and with the consent of Agent agrees, in such Lender’s sole discretion, to become the Swing Lender under Section 2.3(d).

“Swing Loan” has the meaning specified therefor in Section 2.3(d)(i).

“Taxes” has the meaning specified therefor in Section 15.11.

“Total Debt Limiter” means, as of any date of determination for the 12 month period ending on such date of determination, (a) during the period commencing on the Closing Date and ending on June 30, 2006, 3.25 times TTM Domestic EBITDA, (b) during the period commencing on July 1, 2006 and ending on June 30, 2007, 3.00 times TTM Domestic EBITDA, and (c) at all times on or after July 1, 2007, 2.75 times TTM Domestic EBITDA.

“Total Debt Limiter Certificate” means a certificate substantially in the form of Exhibit T-1 delivered by the chief financial officer of Parent to Agent.

“Triggering Event” means (a) any Borrower or any Guarantor is required to make any cash payments in respect of their Benefit Plans which either (i) exceed the amount of the Designated Pension Payment by more than 10%, or (ii) are required to be paid more than 90 days earlier than the scheduled due date of the Designated Pension Payment, (b) the occurrence and continuance of an ERISA Event, or (c) a court of competent jurisdiction determines any of the following in connection with the ULT Litigation (i) ULT has infringed on the patents held by Ole K. Nilssen or Geo Foundation, Ltd. that are the subject of the ULT Litigation, (ii) the patents held by Ole K. Nilssen or Geo Foundation, Ltd. that are the subject of the ULT Litigation are valid and enforceable, or (iii) ULT is liable to Ole K. Nilssen or Geo Foundation, Ltd. for patent infringement, or (d) some other event or development occurs in connection with the ULT Litigation that is materially adverse to the interests of Parent and its Subsidiaries in connection with such litigation.

“TTM EBITDA” means, as of any date of determination, the Consolidated EBITDA for the 12 month period most recently ended; provided, that in calculating the TTM EBITDA for any period that includes a period prior to September 1, 2005, the Consolidated EBITDA for such prior period will be deemed to be the applicable amount set forth on Schedule T-1 with respect thereto.

“TTM Domestic EBITDA” means, as of any date of determination, the Domestic EBITDA for the 12 month period most recently ended; provided, that in calculating the TTM Domestic EBITDA for any period that includes a period prior to September 1, 2005, the Domestic EBITDA for such prior period will be deemed to be the applicable amount set forth on Schedule T-1 with respect thereto.

“TTM Power Systems EBITDA” means, as of any date of determination, the Power Systems EBITDA for the 12 month period most recently ended; provided, that in calculating the TTM Power Systems EBITDA for any period that includes a period prior to September 1, 2005, the Power Systems EBITDA for such prior period will be deemed to be the applicable amount set forth on Schedule T-1 with respect thereto.

“ULT” means Universal Lighting Technologies, Inc., a Delaware corporation.

“ULT Litigation” means the action styled Nilssen, et al v. Universal Lighting, Case No. 3:04-0080, pending in the U.S. District Court for the Middle District of Tennessee.

“Underlying Issuer” means a third Person which is the beneficiary of an L/C Undertaking and which has issued a letter of credit at the request of the Issuing Lender for the benefit of Borrowers.

“Underlying Letter of Credit” means a letter of credit that has been issued by an Underlying Issuer.

“United States” and “U.S.” means the United States of America.

“Voidable Transfer” has the meaning specified therefor in Section 16.6.

“WARN” has the meaning specified therefor in Section 4.31.

“Wells Fargo” means Wells Fargo Bank, National Association, a national banking association.

“WFF” means Wells Fargo Foothill, Inc., a California corporation.